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                                   EXHIBIT 4.1

             AMSOUTH BANCORPORATION DIRECTOR RESTRICTED STOCK PLAN

 1. PURPOSE. This AmSouth Bancorporation Director Restricted Stock Plan (the "Plan") is hereby established by AmSouth Bancorporation (the "Company"). The purpose of the Plan is to enable the Company to pay part of the compensation of the non-employee Directors of the Company and certain of the banking subsidiaries of the Company in shares of the Company's Common Stock, thereby providing for or increasing such Directors' proprietary interest in the Company. The Plan provides for the grant of shares of Common Stock of the Company which are restricted in accordance with the terms and conditions set forth below ("Restricted Shares").

 2. ELIGIBILITY. Each Director of the Company, AmSouth Bank of Alabama, AmSouth Bank of Florida, AmSouth Bank of Tennessee or AmSouth Bank of Georgia who is not an officer or employee of the Company or any of its subsidiaries and who has never been an Executive Officer of the Company (an "Eligible Director") shall be eligible for awards under the Plan. Each Eligible Director to whom Restricted Shares are granted under the Plan is hereinafter sometimes referred to as a "Participant". Eligible Directors of the Company, AmSouth Bank of Alabama and AmSouth Bank of Florida (the "Group A Boards") are hereinafter referred to collectively as "Group A Directors" and Eligible Directors of AmSouth Bank of Tennessee and AmSouth Bank of Georgia (the "Group B Boards") are hereinafter referred to collectively as "Group B Directors".

 3. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have authority to interpret the Plan, to adopt, amend and rescind administrative regulations to further the purposes of the Plan, and to take any other action necessary to the proper operation of the Plan. All decisions and acts of the Committee shall be final and binding upon all Plan Participants.

 4. GRANT OF RESTRICTED SHARES.

  (a)(1) Each Eligible Director who is a member of any of the Group A Boards on the commencement date of the Plan Period (as defined below) and whose Retirement Date (as defined below) will occur after the termination date of such Plan Period shall be granted 1,000 Restricted Shares, effective as of the commencement date of the Plan Period. Each Eligible Director who is a member of any of the Group A Boards on the commencement date of the Plan Period and whose Retirement Date will occur prior to the termination date of such Plan Period shall be granted, effective as of the commencement date of the Plan Period, 200 Restricted Shares for every Plan Year (as defined below) in the period commencing April 1, 1995 and ending on the March 31 coincident with or immediately following the Participant's Retirement Date.

  (2) Each person who becomes an Eligible Director and a Group A Director after the commencement date of the Plan Period shall be granted, effective as of the date such person becomes a Group A Director, a number of shares equal to the sum of (i) 16.67 multiplied by the number of full and partial calendar months between the date of such person's election as a Group A Director through the March 31 following such election, with such product rounded up or down to the nearest whole share; plus (ii) 200 Restricted Shares for every Plan Year in the period commencing on the April 1 following such election and ending on the earlier of March 31, 2000 or the March 31 coincident with or immediately following the Participant's Retirement Date.

  (b)(1) Each Eligible Director who is a member of any of the Group B Boards on the commencement date of the Plan Period (as defined below) and whose Retirement Date will occur after the termination date of such Plan Period shall be granted 500 Restricted Shares, effective as of the commencement date of the Plan Period. Each Eligible Director who is a member of any of the Group B Boards on the commencement date of the Plan Period and whose Retirement Date will occur prior to the termination date of such Plan Period shall be granted, effective as of the commencement date of the Plan Period, 100 Restricted Shares for every Plan Year (as defined below) in the period commencing April 1, 1995 and ending on the March 31 coincident with or immediately following the Participant's Retirement Date.

  (2) Each person who becomes an Eligible Director and a Group B Director after the commencement date of the Plan Period shall be granted, effective as of the date such person becomes a Group B Director, a number of Restricted Shares equal to the sum of (i) the product of 8.34 multiplied by the number of full and partial calendar months between the date of such person's election as an Eligible Director through the March 31 following such election, with such product rounded up or down to the nearest whole share; plus (ii) 100


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Restricted Shares for every Plan Year in the period commencing on the April 1 following such election and ending on the earlier of March 31, 2000 or the March 31 coincident with or immediately following the Participant's Retirement Date.

  (c) The Plan Period shall mean the period commencing on April 21, 1995 and terminating on April 1, 2000. Plan Year shall mean the period April 1 through the following March 31.

  (d) For purposes of this Section 4, a Participant's Retirement Date shall mean the date on which the event occurs that causes the Participant to be required to retire from the Board of Directors the membership in which caused him to be an Eligible Director, under the retirement policies of such Board of Directors as in effect on the date of grant of Restricted Shares to such Participant.

  (e) Awards under the Plan shall be made from authorized but unissued shares of the Company, shares purchased in the open market or shares held in the Company's treasury, at the discretion of the Committee.

  (f) If an Eligible Director serves on more than one Board of Directors, he shall be eligible only to receive one grant, and if he serves on a Group A Board and a Group B Board, he shall receive a grant calculated with respect to his service on the Group A Board.

 5. TERMS AND CONDITIONS OF RESTRICTED SHARES. Stock certificates representing the Restricted Shares granted to a Participant shall be registered in the Par-ticipant's name and shall be held by the Company on behalf of the Participant. The Participant shall have the right to vote and receive dividends on such Re-stricted Shares. The Participant shall not be entitled to delivery of the stock certificates, and no Restricted Share may be sold, transferred, assigned or pledged by the Participant, until such Restricted Share has vested, as pro-vided in Section 6. If a Participant ceases to be an Eligible Director before all of his Restricted Shares have vested, any of such Participant's Restricted Shares which have not vested shall be forfeited except as provided in Section 6(e); without limiting the generality of the foregoing, if a Participant ter-minates service on a particular Board of Directors but continues to serve as a director of another Board service on which causes a director to be an Eligible Director, no forfeiture shall occur. At the time Restricted Shares vest, a certificate for such shares shall be delivered to the Participant (or the Par-ticipant's Beneficiary (as defined in Section 10) in the event of the Partici-pant's death), free of all restrictions, except as otherwise provided in Sec-tion 6(d) hereof.

 6. VESTING OF RESTRICTED SHARES.

  (a) With respect to Restricted Shares granted as of the commencement date of the Plan Period to Group A Directors, 200 shares shall vest on April 1 of each of the years 1996 through and including 2000, or, if earlier, the year in which all shares shall have vested. With respect to Restricted Shares granted during the Plan Period but after the commencement date of such Plan Period,
(i) on the April 1 following such grant there shall vest a number of shares equal to the product of 16.67 multiplied by the number of full or partial calendar months from the date of such person's election as a Group A Director through the March 31 following such election, with such product rounded up or down to the nearest whole share, and (ii) on each April 1 thereafter through April 1 of the year 2000, or, if earlier, the year in which all shares shall have vested, there shall vest 200 shares.

  (b) With respect to Restricted Shares granted as of the commencement date of the Plan Period to Group B Directors, 100 shares shall vest on April 1 of each of the years 1996 through and including 2000, or, if earlier, the year in which all shares shall have vested. With respect to Restricted Shares granted to Group B Directors during the Plan Period but after the commencement date of such Plan Period, (i) on the April 1 following such grant there shall vest a number of shares equal to the product of 8.34 multiplied by the number of full or partial calendar months from the date of such person's election as a Group B Director through the March 31 following such election, with such product rounded up or down to the nearest whole share, and (ii) on each April 1 there-after through April 1 of the year 2000, or, if earlier, the year in which all shares shall have vested, there shall vest 100 shares.

  (c) Notwithstanding the provisions of Sections 5, 6(a) and 6(b), all Restricted Shares granted to a Participant shall vest immediately upon the Participant's death or disability.

  (d) Notwithstanding the provisions of Sections 5, 6(a) and 6(b), in the event of a "Change of Control" (as defined in Section 13), all Restricted Shares shall vest immediately; however, stock certificates for such shares shall be delivered to the Participants, and the restrictions on transfer of the shares shall lapse, in the amounts and at the times set forth in Sections 6(a), 6(b) and 6(e), regardless of whether the Participant is then serving as a Director of any Group A or Group B Board.

  (e) Notwithstanding the provisions of Sections 5, 6(a) and 6(b), when a Participant ceases to be an Eligible Director, the number of Restricted Shares which would have vested under the provisions of Sections 6(a) and 6(b) on the April 1 immediately following the date on which the Participant ceases to be an Eligible Director shall not be forfeited but shall vest immediately as of the date the Participant ceases to be an Eligible Director.

 7. SUPPLEMENTAL PAYMENT ON VESTING OF RESTRICTED SHARES. Within 30 days of each date that Restricted Shares vest, a Supplemental Payment shall be paid to the Participant (or to the Participant's Beneficiary in the event of death), in cash, in an amount equal to the amount necessary to pay the

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federal, state and local income tax payable with respect to both the vesting of the Restricted Shares and receipt of the Supplemental Payment, assuming the Participant is taxed at the maximum effective income tax rate applicable thereto and has not elected to recognize income with respect to the Restricted Shares before the date such Restricted Shares vest.

 8. REGULATORY COMPLIANCE. The Company shall not be obligated to issue or deliver any Restricted Shares or certificates for Common Stock if (i) the issuance or delivery of such shares shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange, or (ii) the Company determines that an agreement by a Participant with respect to the disposition of shares of Common Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) and such agreement has not been obtained.

 9. ADJUSTMENTS FOR CHANGES IN CAPITALIZATION. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, liquidation, dissolution, merger, consolidation, spin-off, sale of assets, payment of an extraordinary cash dividend, or any other change in or affecting the corporate structure or capitalization of the Company, each Restricted Share then outstanding shall be converted into or exchanged for the number and kind of securities or property into which each outstanding share of Common Stock of the Company shall be converted as a result of such event, and the provisions of the Plan shall continue to apply to such substituted securities or property. If the holders of Common Stock have an election as to what type of consideration they will receive in connection with the event, Participants shall be entitled to make the same election.

 10. BENEFICIARY. A Participant may file with the Company a written designation of Beneficiary, on such form as may be prescribed or permitted by the Committee, to receive any Restricted Shares and Supplemental Payments that become deliverable to the Participant pursuant to the Plan after the Participant's death. A Participant may, from time to time, amend or revoke a designation of Beneficiary. If no designated Beneficiary survives the Participant, the Participant's estate shall be deemed to be the Participant's Beneficiary.

 11. AMENDMENT OF PLAN. The Board of Directors may amend the Plan from time to time, provided that the Plan provisions with respect to eligibility and the amount, price and timing of awards under the Plan shall not be amended more than once every six months (other than to comport with changes in the Internal Revenue Code of 1986 (as amended), the Employee Retirement Income Security Act of 1974 (as amended), or the rules thereunder). No amendment, without approval by stockholders, may (i) increase the total number of Restricted Shares that may be awarded under the Plan to any individual, or (ii) extend the term of the Plan. No amendment shall adversely affect a Participant's right to receive Restricted Shares granted under the Plan without the written consent of the affected Participant.

 12. NO GUARANTY OF DIRECTORSHIP. Nothing in this Plan shall be deemed to create any obligation on the part of any Board of Directors to nominate any Director for re-election or to re-elect any Director.

 13. CHANGE OF CONTROL. A "Change of Control" is hereby defined to be: (1) a merger, consolidation or other corporate reorganization of the Company in which the Company does not survive, (2) disposition by the Company of the bank subsidiary or any successor thereto service on the Board of which caused the Participant to be an Eligible Director, (3) the beneficial ownership by one person or a related group of persons of as much as 20% of the outstanding vot-ing stock of the Company, unless the acquisition of stock resulting in such ownership by such person or related group had been approved by the Board of Directors of the Company, or (4) as may otherwise be defined by the Board of Directors of the Company from time to time.

 14. WITHHOLDING. Whenever the Company proposes or is required to deliver shares of Common Stock under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate or certificates for such shares. Supplemental Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state and local withholding tax liability on both the vesting of Restricted Shares and receipt of the Supplemental Payment.

 15. EFFECTIVE DATE AND TERMINATION DATE. This Plan shall be effective April 20, 1995, upon the approval of the Plan by the stockholders of the Company at the Company's 1995 Annual Meeting. The termination date of the Plan shall be April 1, 2000. The Board of Directors of the Company may terminate the Plan prior to its termination date, but such action shall have no effect on Restricted Shares granted prior to such action.


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